SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ___________

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. 1)*



                              ALLIED HOLDINGS INC.
                              --------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    019223106
                                 --------------
                                 (CUSIP Number)



                                  March 8, 2006
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)



--------------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

CUSIP NO. 019223106
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS PARTNERS SERIES A, a series of Sopris Capital Partners, L.P.

                37-1520276
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                305,295
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            305,295
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         305,295
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.40%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 019223106
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ASPEN ADVISORS LLC

         13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                244,800
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            244,800
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         244,800
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.73%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 019223106
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS CAPITAL, LLC

             20-3978493
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                305,295
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            305,295
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         305,295
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.40%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 019223106
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS CAPITAL ADVISORS, LLC

             20-3177754
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                550,095
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            550,095
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         550,095
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.13%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 019223106
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NIKOS HECHT

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF                              5    SOLE VOTING POWER
SHARES                                      -0-
BENEFICIALLY                                ------------------------------------
OWNED BY                               6    SHARED VOTING POWER
EACH REPORT-                                794,895
ING PERSON                                  ------------------------------------
WITH                                   7    SOLE DISPOSITIVE POWER
                                            -0-
                                            ------------------------------------
                                       8    SHARED DISPOSITIVE POWER
                                            794,895
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         794,895
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.85%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

Item 1.
      (a)  Name of Issuer:

            Allied Holdings Inc.

      (b)  Address of Issuer's Principal Executive Offices:

            160 Clairemont Avenue, Ste 200
            Decatur, GA 30030

Item 2.
      (a)  Name of Persons Filing:

            Sopris Partners Series A, a series of Sopris Capital Partners, L.P. ("Sopris Partners")
            Aspen Advisors LLC ("Aspen Advisors")
            Sopris Capital Advisors, LLC ("Sopris Advisors")
            Sopris Capital, LLC ("Sopris Capital")
            Nikos Hecht
            (collectively, the "Reporting Persons")

      (b)  Address of Principal Business Office or, if none, Residence:

            The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of Sopris Partners, Sopris Advisors and Sopris Capital is 314 S. Galena Street, Suite 300, Aspen, CO 81611. The principal business office of Mr. Hecht is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

      (c)  Citizenship:

            Each of Aspen Advisors, Sopris Advisors and Sopris Capital are Delaware limited liability companies. Sopris Partners is a Delaware limited partnership. Mr. Hecht is a citizen of the United States.

      (d)  Title of Class of Securities:

            Common Stock

      (e)  CUSIP Number:

               019223106

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange
                   Act.
         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e)  [ ]  An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owned:

               Sopris Partners and Sopris Capital:              305,295
               Aspen Advisors:                                  244,800
               Sopris Advisors:                                 550,095
               Mr. Hecht:                                       794,895

      (b)  Percent of class:

               Sopris Partners and Sopris Capital:              3.40%
               Aspen Advisors:                                  2.73%
               Sopris Advisors:                                 6.13%
               Mr. Hecht:                                       8.85%


      (c)  Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:

                     Sopris Partners and Sopris Capital:        -0-
                     Aspen Advisors:                            -0-
                     Sopris Advisors:                           -0-
                     Mr. Hecht:                                 -0-

            (ii)  Shared power to vote or to direct the vote:

                     Sopris Partners and Sopris Capital:        305,295
                     Aspen Advisors:                            244,800
                     Sopris Advisors:                           550,095
                     Mr. Hecht:                                 794,895

            (iii) Sole power to dispose or to direct the disposition of:

                     Sopris Partners and Sopris Capital:        -0-
                     Aspen Advisors:                            -0-
                     Sopris Advisors:                           -0-
                     Mr. Hecht:                                 -0-

            (iv)  Shared power to dispose or to direct the disposition of:

                     Sopris Partners and Sopris Capital:        305,295
                     Aspen Advisors:                            244,800
                     Sopris Advisors:                           550,095
                     Mr. Hecht:                                 794,895

     Of the shares reported as beneficially owned in this Amendment No. 1 to
Schedule 13G, 305,295 shares are owned directly by Sopris Partners and 244,800 shares are owned by private clients of each of Aspen Advisors and Sopris Advisors. Sopris Capital is the general partner of Sopris Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Sopris Partners. Mr. Hecht is the managing member of each of Sopris Capital, Aspen Advisors and of Sopris Advisors. As the managing member and owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors and of Sopris Advisors, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors and of Sopris Advisors, and through Sopris Capital, Sopris Partners. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners, has discretionary investment authority over the Common Stock held by their respective private clients and Sopris Partners, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners and the private clients of Aspen Advisors and Sopris Advisors. Each of Sopris Partners and Sopris Capital disclaims any beneficial interest in the Common Stock owned by the accounts managed by Sopris Advisors and Aspen Advisors.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Each of Aspen Advisors and Sopris Advisors serves as an investment manager for private clients, none of which holds more than 5% of the Common Stock of the Issuer on behalf of such private clients.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2006

                                    SOPRIS PARTNERS SERIES A, a series of SOPRIS
                                    CAPITAL PARTNERS, L.P.

                                    By:   SOPRIS CAPITAL, LLC
                                          Its general partner

                                    By: /s/ NIKOS HECHT
                                        ----------------------------------------
                                        Name:   Nikos Hecht
                                        Title:  Sole Member of the Managing
                                                Member


                                    SOPRIS CAPITAL, LLC


                                    By: /s/ NIKOS HECHT
                                        ----------------------------------------
                                        Name:   Nikos Hecht
                                        Title:  Sole Member of the Managing
                                                Member


                                    ASPEN ADVISORS LLC


                                    By: /s/ NIKOS HECHT
                                        ----------------------------------------
                                        Name:   Nikos Hecht
                                        Title:  Managing Member


                                    SOPRIS CAPITAL ADVISORS, LLC


                                    By: /s/ NIKOS HECHT
                                        ----------------------------------------
                                        Name:   Nikos Hecht
                                        Title:  Managing Member


                                    /s/ NIKOS HECHT
                                    ----------------------------------------
                                    Nikos Hecht